Exhibit 99.7

ASSET REPRESENTATIONS REVIEW AGREEMENT

among

CNH EQUIPMENT TRUST 20 - ,

as Issuer

NEW HOLLAND CREDIT COMPANY, LLC,

as Servicer

and

,

as Asset Representations Reviewer

Dated as of              , 20

i

Section 7.2.	Assignment; Benefit of Agreement; Third Party Beneficiaries	11
Section 7.3.	Notices	11
Section 7.4.	GOVERNING LAW	12
Section 7.5.	Submission to Jurisdiction	12
Section 7.6.	WAIVER OF JURY TRIAL	12
Section 7.7.	No Waiver; Remedies	12
Section 7.8.	Severability	12
Section 7.9.	Headings	12
Section 7.10.	Counterparts	12

Schedule A — Representations and Warranties, Review Materials and Tests

ii

ASSET REPRESENTATIONS REVIEW AGREEMENT, dated as of                   , 20   (this “Agreement”), among CNH EQUIPMENT TRUST 20 - , a Delaware statutory trust, as Issuer, NEW HOLLAND CREDIT COMPANY, LLC, a Delaware limited liability company, as Servicer, and                 , a                        , as Asset Representations Reviewer.

BACKGROUND

In the normal course of its business, CNH Industrial Capital America LLC purchases retail installment sale contracts and/or retail installment loans secured by new or used agricultural, construction or other equipment.

In connection with a securitization transaction sponsored by CNH Industrial Capital America LLC, CNH Industrial Capital America LLC sold a pool of Receivables consisting of retail installment sale contracts and/or retail installment loans secured by new or used agricultural, construction or other equipment to the Depositor, who sold them to the Issuer.

The Issuer has granted a security interest in the pool of Receivables to the Indenture Trustee, for the benefit of the secured parties, as security for the Notes issued by the Issuer under the Indenture.

The Issuer has determined to engage the Asset Representations Reviewer to perform reviews of certain Receivables for compliance with the representations and warranties made by CNH Industrial Capital America and the Depositor about the Receivables in the pool.

The parties agree as follows.

ARTICLE I
USAGE AND DEFINITIONS

Section 1.1.                                 Definitions.  Capitalized terms used but not defined in this Agreement are defined in Appendix A to the Indenture, dated as of          , 20   , between CNH Equipment Trust 20 - , as Issuer, and [Deutsche Bank Trust Company Americas], as Indenture Trustee.

Section 1.2.                                 Additional Definitions.  The following terms have the meanings given below:

“Confidential Information” has the meaning stated in Section 4.9(b).

“Information Recipients” has the meaning stated in Section 4.9(a).

“Indemnified Parties” has the meaning stated in Section 4.6(a).

“Issuer PII” has the meaning stated in Section 4.10(a).

“Personally Identifiable Information” or “PII” has the meaning stated in Section 4.10(a).

“Review” means the performance by the Asset Representations Reviewer of the testing procedures for each Test and each Review Receivable according to Section 3.4.

“Review Fee” has the meaning stated in Section 4.3(b).

“Review Materials” means, for a Review and a Review Receivable, the documents and other materials for each Test listed under “Review Materials” in Schedule A.

“Review Report” means, for a Review, the report of the Asset Representations Reviewer prepared according to Section 3.5.

“Test” has the meaning stated in Section 3.4(a).

“Test Complete” has the meaning stated in Section 3.4(c).

“Test Fail” has the meaning stated in Section 3.4(a).

“Test Pass” has the meaning stated in Section 3.4(a).

ARTICLE II
ENGAGEMENT OF ASSET REPRESENTATIONS REVIEWER

Section 2.1.                                 Engagement; Acceptance.  The Issuer engages                       to act as the Asset Representations Reviewer for the Issuer.                                accepts the engagement and agrees to perform the obligations of the Asset Representations Reviewer on the terms in this Agreement.

Section 2.2.                                 Confirmation of Status.  The parties confirm that the Asset Representations Reviewer is not responsible for (a) reviewing the Receivables for compliance with the representations and warranties under the Basic Documents, except as described in this Agreement, or (b) determining whether noncompliance with the representations or warranties constitutes a breach of the Basic Documents.

ARTICLE III
ASSET REPRESENTATIONS REVIEW PROCESS

Section 3.1.                                 Review Notices.  On receipt of a Review Notice from the Indenture Trustee according to Section 7.7 of the Indenture, the Asset Representations Reviewer will start a Review.  The Asset Representation Reviewer will have no obligation to start a Review until a Review Notice is received.

Section 3.2.                                 Identification of Review Receivables.  Within ten Business Days after receipt of a Review Notice, the Servicer will deliver to the Asset Representations Reviewer and the Indenture Trustee a list of the Review Receivables.

Section 3.3.                                 Review Materials.

(a)                                 Access to Review Materials.  The Servicer will give the Asset Representations Reviewer access to the Review Materials for all of the Review Receivables within 60 days after receipt of the Review Notice in one or more of the following ways: (i) by providing access to the Servicer’s receivables systems, either remotely or at one of the properties of the Servicer, (ii) by electronic posting to a password-protected website to which the Asset Representations Reviewer has access, (iii) by providing originals or photocopies at one of the properties of the Servicer where the Receivable Files are located or (iv) in another manner agreed by the Servicer and the Asset Representations Reviewer.  The Servicer may redact or remove Personally Identifiable Information from the Review Materials without changing the meaning or usefulness of the Review Materials for the Review.

(b)                                 Missing or Insufficient Review Materials.  If any of the Review Materials are missing or insufficient for the Asset Representations Reviewer to perform any Test, the Asset Representations Reviewer will notify the Servicer promptly, and in any event no less than 20 days before completing the Review, and the Servicer will have 15 days to give the Asset Representations Reviewer access to such missing Review Materials or other documents or information to correct the insufficiency.  If the missing or insufficient Review Materials have not been provided by the Servicer within 15 days, the parties agree that the Review Receivable will have a Test Fail for the related Test(s) and the Test(s) will be considered completed and the Review Report will indicate the reason for the Test Fail.

Section 3.4.                                 Performance of Reviews.

(a)                                 Test Procedures.  For a Review, the Asset Representations Reviewer will perform for each Review Receivable the procedures listed under “Tests” in Schedule A for each representation and warranty (each, a “Test”), using the Review Materials listed for each such Test in Schedule A.  For each Test and Review Receivable, the Asset Representations Reviewer will determine if the Test has been satisfied (a “Test Pass”) or if the Test has not been satisfied (a “Test Fail”).

(b)                                 Review Period.  The Asset Representations Reviewer will complete the Review of all of the Review Receivables within 60 days after receiving access to the Review Materials under Section 3.3(a).  However, if additional Review Materials are provided to the Asset Representations Reviewer under Section 3.3(b), the Review period will be extended for an additional 30 days.

(c)                                  Completion of Review for Certain Review Receivables.  Following the delivery of the list of the Review Receivables and before the delivery of the Review Report by the Asset Representations Reviewer, the Servicer may notify the Asset Representations Reviewer if a Review Receivable is paid in full by the Obligor or purchased from the Issuer by the Sponsor, the Depositor or the Servicer according to the Basic Documents.  On receipt of notice, the Asset Representations Reviewer will immediately terminate all Tests of such Receivables and the Review of such Receivables will be considered complete (a “Test Complete”).  In this case, the Review Report will indicate a Test Complete for the Receivables and the related reason.

(d)                                 Previously Reviewed Receivable.  If any Review Receivable was included in a prior Review, the Asset Representations Reviewer will not perform any Tests on it, but will include the results of the previous Tests in the Review Report for the current Review.

(e)                                  Termination of Review.  If a Review is in process and the Notes will be paid in full on the next Payment Date, the Servicer will notify the Asset Representations Reviewer and the Indenture Trustee no less than ten days before that Payment Date.  On receipt of notice, the Asset Representations Reviewer will terminate the Review immediately and will have no obligation to deliver a Review Report.

Section 3.5.                                 Review Reports.  Within five days after the end of the Review period under Section 3.4(b), the Asset Representations Reviewer will deliver to the Issuer, the Servicer and the Indenture Trustee a Review Report indicating for each Review Receivable whether there was a Test Pass or a Test Fail for each Test, or whether the Review Receivable was a Test Complete and the related reason.  The Review Report will contain a summary of the Review results to be included in the Issuer’s Form 10-D report for the Collection Period in which the Review Report is received.  The Asset Representations Reviewer will ensure that the Review Report does not contain any Issuer PII.

Section 3.6.                                 Review Representatives.

(a)                                 Servicer Representative.  The Servicer will designate one or more representatives who will be available to assist the Asset Representations Reviewer in performing the Review, including responding to requests and answering questions from the Asset Representations Reviewer about access to Review Materials on the Servicer’s receivables systems, obtaining missing or insufficient Review Materials and/or providing clarification of any Review Materials or Tests.

(b)                                 Asset Representations Reviewer Representative.  The Asset Representations Reviewer will designate one or more representatives who will be available to the Issuer and the Servicer during the performance of a Review.

(c)                                  Questions About Review.  The Asset Representations Reviewer will make appropriate personnel available to respond in writing to written questions or requests for clarification of any Review Report from the Indenture Trustee or the Servicer until the earlier of (i) the payment in full of the Notes and (ii) one year after the delivery of the Review Report.  The Asset Representations Reviewer will have no obligation to respond to questions or requests for clarification from Noteholders or any other Person and will direct such Persons to submit written questions or requests to the Indenture Trustee.

Section 3.7.                                 Dispute Resolution.  If a Receivable that was Reviewed by the Asset Representations Reviewer is the subject of a dispute resolution proceeding under Section 3.3 of the Sale and Servicing Agreement, the Asset Representations Reviewer will participate in the dispute resolution proceeding on request of a party to the proceeding.  The reasonable out-of-pocket expenses of the Asset Representations Reviewer for its participation in any dispute resolution proceeding will be considered expenses of the requesting party for the dispute resolution and will be paid by a party to the dispute resolution as determined by the mediator or arbitrator for the dispute resolution according to Section 3.3 of the Sale and Servicing Agreement.  If not paid by a party to the dispute resolution, the expenses will be reimbursed by the Issuer according to Section 4.3(d).

Section 3.8.                                 Limitations on Review Obligations.

(a)                                 Review Process Limitations.  The Asset Representations Reviewer will have no obligation:

(i)                                     to determine whether a Delinquency Trigger has occurred or whether the required percentage of Noteholders has voted to direct a Review under the Indenture, and may rely on the information in any Review Notice delivered by the Indenture Trustee;

(ii)                                  to determine which Receivables are subject to a Review, and may rely on the lists of Review Receivables provided by the Servicer;

(iii)                               to obtain or confirm the validity of the Review Materials and no liability for any errors in the Review Materials and may rely on the accuracy and completeness of the Review Materials;

(iv)                              to obtain missing or insufficient Review Materials from any party or any other source; or

(v)                                 to take any action or cause any other party to take any action under any of the Basic Documents or otherwise to enforce any remedies against any Person for breaches of representations or warranties about the Review Receivables.

(b)                                 Testing Procedure Limitations.  The Asset Representations Reviewer will only be required to perform the testing procedures listed under “Tests” in Schedule A, and will have no obligation to perform additional procedures on any Review Receivable or to provide any information other than a Review Report indicating for each Review Receivable whether there was a Test Pass or a Test Fail for each Test, or whether the Review Receivable was a Test Complete and the related reason.  However, the Asset Representations Reviewer may provide additional information about any Review Receivable that it determines in good faith to be material to the Review.

ARTICLE IV
ASSET REPRESENTATIONS REVIEWER

Section 4.1.                                 Representations and Warranties .  The Asset Representations Reviewer represents and warrants to the Issuer as of the Closing Date:

(a)                                 Organization and Qualification.  The Asset Representations Reviewer is duly organized and validly existing as a                           in good standing under the laws of                          .  The Asset Representations Reviewer is qualified as a foreign                                   in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its properties or the conduct of its activities requires the qualification, license or approval, unless the failure to obtain the qualifications, licenses or approvals would not reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under this Agreement.

(b)                                 Power, Authority and Enforceability.  The Asset Representations Reviewer has the power and authority to execute, deliver and perform its obligations under this Agreement.  The Asset Representations Reviewer has authorized the execution, delivery and performance of this Agreement.  This Agreement is the legal, valid and binding obligation of the Asset Representations Reviewer enforceable against the Asset Representations Reviewer, except as may be limited by insolvency, bankruptcy, reorganization or other laws relating to the enforcement of creditors’ rights or by general equitable principles.

(c)                                  No Conflicts and No Violation.  The completion of the transactions contemplated by this Agreement and the performance of the Asset Representations Reviewer’s obligations under this Agreement will not (i) conflict with, or be a breach or default under, any indenture, mortgage, deed of trust, loan agreement, guarantee or similar agreement or instrument under which the Asset Representations Reviewer is a debtor or guarantor, (ii) result in the creation or imposition of any Lien on any of the properties or assets of the Asset Representations Reviewer under the terms of any indenture, mortgage, deed of trust, loan agreement, guarantee or similar agreement or instrument, (iii) violate the organizational documents of the Asset Representations Reviewer or (iv) violate any law or, to the Asset Representations Reviewer’s knowledge, any order, rule or regulation of a federal or State court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Asset Representations Reviewer or its properties that applies to the Asset Representations Reviewer, which, in each case, would reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under this Agreement.

(d)                                 No Proceedings.  To the Asset Representations Reviewer’s knowledge, there are no proceedings or investigations pending or threatened in writing before a federal or state court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Asset Representations Reviewer or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the completion of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the Asset Representations Reviewer’s ability to perform its obligations under, or the validity or enforceability of, this Agreement.

(e)                                  Eligibility.  The Asset Representations Reviewer meets the eligibility requirements in Section 5.1.

Section 4.2.                                 Covenants.  The Asset Representations Reviewer covenants and agrees that:

(a)                                 Eligibility.  It will notify the Issuer and the Servicer promptly if it no longer meets the eligibility requirements in Section 5.1.

(b)                                 Review Systems; Personnel.  It will maintain business process management and/or other systems necessary to ensure that it can perform each Test and, on execution of this Agreement, will load each Test into these systems. The Asset Representations Reviewer will ensure that these systems allow for each Review Receivable and the related Review Materials to be individually tracked and stored as contemplated by this Agreement.  The Asset Representations Reviewer will maintain adequate staff that is properly trained to conduct Reviews as required by this Agreement.

(c)                                  Maintenance of Review Materials.  It will maintain copies of any Review Materials, Review Reports and other documents relating to a Review, including internal correspondence and work papers, for a period of two years after the termination of this Agreement.

Section 4.3.                                 Fees and Expenses.

(a)                                 Annual Fee.  The Issuer will, or will cause the Administrator to, pay the Asset Representations Reviewer, as compensation for agreeing to act as the Asset Representations Reviewer under this Agreement, an annual fee separately agreed to by the Issuer and the Asset Representations Reviewer.  The annual fee will be paid as agreed by the Issuer and the Asset Representations Reviewer until this Agreement is terminated.

(b)                                 Review Fee.  Following the completion of a Review and the delivery to the Indenture Trustee of the Review Report, or the termination of a Review according to Section 3.4(e), and the delivery to the Servicer of a detailed invoice, the Asset Representations Reviewer will be entitled to a fee of $            for each Review Receivable for which the Review was started (the “Review Fee”).  However, no Review Fee will be charged for any Review Receivable which was included in a prior Review or for which no Tests were completed prior to the Asset Representations Reviewer being notified of a termination of the Review according to Section 3.4(e).  If the detailed invoice is submitted on or before the first day of a month, the Review Fee will be paid by the Issuer pursuant to the priority of payments in Section 8.2 of the Indenture starting on or before the Payment Date in that month.  However, if a Review is terminated according to Section 3.4(e), the Asset Representations Reviewer must submit its invoice for the Review Fee for the terminated Review no later than five Business Days before the final Payment Date in order to be reimbursed no later than the final Payment Date.

(c)                                  Reimbursement of Travel Expenses.  If the Servicer provides access to the Review Materials at one of its properties, the Issuer will reimburse the Asset Representations Reviewer for its reasonable travel expenses incurred in connection with the Review upon receipt of a detailed invoice.

(d)                                 Dispute Resolution Expenses.  If the Asset Representations Reviewer participates in a dispute resolution proceeding under Section 3.7 and its reasonable out-of-pocket expenses for participating in the proceeding are not paid by a party to the dispute resolution within [90] days after the end of the proceeding, the Issuer will reimburse the Asset Representations Reviewer for such expenses upon receipt of a detailed invoice.

Section 4.4.                                 Limitation on Liability.  The Asset Representations Reviewer will not be liable to any Person for any action taken, or not taken, in good faith under this Agreement or for errors in judgment.  However, the Asset Representations Reviewer will be liable for its willful misconduct, bad faith or negligence in performing its obligations under this Agreement.  In no event will the Asset Representations Reviewer be liable for special, indirect or consequential losses or damages (including lost profit), even if the Asset Representations Reviewer has been advised of the likelihood of the loss or damage and regardless of the form of action.

Section 4.5.                                 Indemnification by Asset Representations Reviewer .  The Asset Representations Reviewer will indemnify each of the Issuer, the Depositor, the Servicer, the Trustee and the Indenture Trustee and their respective directors, officers, employees and agents for all costs, expenses, losses, damages and liabilities resulting from (a) the willful misconduct, bad faith or negligence of the Asset Representations Reviewer in performing its obligations under this Agreement or (b) the Asset Representations Reviewer’s breach of any of its representations or warranties in this Agreement.  The Asset Representations Reviewer’s obligations under this Section 4.5 will survive the termination of this Agreement, the termination of the Issuer and the resignation or removal of the Asset Representations Reviewer.

Section 4.6.                                 Indemnification of Asset Representations Reviewer.

(a)                                 Indemnification.  The Issuer will, or will cause the Administrator to, indemnify the Asset Representations Reviewer and its officers, directors, employees and agents (each, an “Indemnified Person”), for all costs, expenses, losses, damages and liabilities resulting from the performance of its obligations under this Agreement (including the costs and expenses of defending itself against any loss, damage or liability), but excluding any cost, expense, loss, damage or liability resulting from (i) the Asset Representations Reviewer’s willful misconduct, bad faith or negligence or (ii) the Asset Representations Reviewer’s breach of any of its representations or warranties in this Agreement.

(b)                                 Proceedings.  Promptly on receipt by an Indemnified Person of notice of a Proceeding against it, the Indemnified Person will, if a claim is to be made under Section 4.6(a), notify the Issuer and the Administrator of the Proceeding.  The Issuer or the Administrator may participate in and assume the defense and settlement of a Proceeding at its expense.  If the Issuer or the Administrator notifies the Indemnified Person of its intention to assume the defense of the Proceeding with counsel reasonably satisfactory to the Indemnified Person, and so long as the Issuer or the Administrator assumes the defense of the Proceeding in a manner reasonably satisfactory to the Indemnified Person, the Issuer and the Administrator will not be liable for legal expenses of counsel to the Indemnified Person unless there is a conflict between the interests of the Issuer or the Administrator, as applicable, and an Indemnified Person.  If there is a conflict, the Issuer or the Administrator will pay for the reasonable fees and expenses of separate counsel to the Indemnified Person.  No settlement of a Proceeding may be made without the approval of the Issuer and the Administrator and the Indemnified Person, which approval will not be unreasonably withheld.

(c)                                  Survival of Obligations.  The Issuer’s and the Administrator’s obligations under this Section 4.6 will survive the resignation or removal of the Asset Representations Reviewer and the termination of this Agreement.

(d)                                 Repayment.  If the Issuer or the Administrator makes any payment under this Section 4.6 and the Indemnified Person later collects any of the amounts for which the payments were made to it from others, the Indemnified Person will promptly repay the amounts to the Issuer or the Administrator, as applicable.

Section 4.7.                                 Inspections of Asset Representations Reviewer.  The Asset Representations Reviewer agrees that, with reasonable prior notice not more than once during any year, it will permit authorized representatives of the Issuer, the Servicer or the Administrator, during the Asset Representations Reviewer’s normal business hours, to examine and review the books of account, records, reports and other documents and materials of the Asset Representations Reviewer relating to (a) the performance of the Asset Representations Reviewer’s obligations under this Agreement, (b) payments of fees and expenses of the Asset Representations Reviewer for its performance and (c) a claim made by the Asset Representations Reviewer under this Agreement.  In addition, the Asset Representations Reviewer will permit the Issuer’s, the Servicer’s or the Administrator’s representatives to make copies and extracts of any of those documents and to discuss them with the Asset Representations Reviewer’s officers and employees.  Each of the Issuer, the Servicer and the Administrator will, and will cause its authorized representatives to, hold in confidence the information except if disclosure may be required by law or if the Issuer, the Servicer or the Administrator reasonably determines that it is required to make the disclosure under this Agreement or the other Basic Documents.  The Asset Representations Reviewer will maintain all relevant books, records, reports and other documents and materials for a period of at least two years after the termination of its obligations under this Agreement.

Section 4.8.                                 Delegation of Obligations.  The Asset Representations Reviewer may not delegate or subcontract its obligations under this Agreement to any Person without the consent of the Issuer and the Servicer.

Section 4.9.                                 Confidential Information.

(a)                                 Treatment.  The Asset Representations Reviewer agrees to hold and treat Confidential Information given to it under this Agreement in confidence and under the terms and conditions of this Section 4.9, and will implement and maintain safeguards to further assure the confidentiality of the Confidential Information.  The Confidential Information will not, without the prior consent of the Issuer and the Servicer, be disclosed or used by the Asset Representations Reviewer, or its officers, directors, employees, agents, representatives or affiliates, including legal counsel (collectively, the “Information Recipients”) other than for the purposes of performing Reviews of Review Receivables or performing its obligations under this Agreement.  The Asset Representations Reviewer agrees that it will not, and will cause its Affiliates to not (i) purchase or sell securities issued by CNH Industrial Capital America LLC or its Affiliates or special purpose entities on the basis of Confidential Information or (ii) use the Confidential Information for the preparation of research reports, newsletters or other publications or similar communications.

(b)                                 Definition.  “Confidential Information” means oral, written and electronic materials (irrespective of its source or form of communication) furnished before, on or after the date of this Agreement to the Asset Representations Reviewer for the purposes contemplated by this Agreement, including:

(i)                                     lists of Review Receivables and any related Review Materials;

(ii)                                  origination and servicing guidelines, policies and procedures, and form contracts; and

(iii)                               notes, analyses, compilations, studies or other documents or records prepared by the Servicer, which contain information supplied by or on behalf of the Servicer or its representatives.

However, Confidential Information will not include information that (A) is or becomes generally available to the public other than as a result of disclosure by the Information Recipients, (B) was available to, or becomes available to, the Information Recipients on a non-confidential basis from a Person or entity other than the Issuer or the Servicer before its disclosure to the Information Recipients who, to the knowledge of the Information Recipient is not bound by a confidentiality agreement with the Issuer or the Servicer and is not prohibited from transmitting the information to the Information Recipients, (C) is independently developed by the Information Recipients without the use of the Confidential Information, as shown by the Information Recipients’ files and records or other evidence in the Information Recipients’ possession or (D) the Issuer or the Servicer provides permission to the applicable Information Recipients to release.

(c)                                  Protection.  The Asset Representations Reviewer will take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of Confidential Information, including those measures that it takes to protect its own confidential information and not less than a reasonable standard of care.  The Asset Representations Reviewer acknowledges that Personally Identifiable Information is also subject to the additional requirements in Section 4.10.

(d)                                 Disclosure.  If the Asset Representations Reviewer is required by applicable law, regulation, rule or order issued by an administrative, governmental, regulatory or judicial authority to disclose part of the Confidential Information, it may disclose the Confidential Information.  However, before a required disclosure, the Asset Representations Reviewer, if permitted by law, regulation, rule or order, will use its reasonable efforts to provide the Issuer and the Servicer with notice of the requirement and will cooperate, at the Servicer’s expense, in the Issuer’s and the Servicer’s pursuit of a proper protective order or other relief for the disclosure of the Confidential Information.  If the Issuer or the Servicer is unable to obtain a protective order or other proper remedy by the date that the information is required to be disclosed, the Asset Representations Reviewer will disclose only that part of the Confidential Information that it is advised by its legal counsel it is legally required to disclose.

(e)                                  Responsibility for Information Recipients.  The Asset Representations Reviewer will be responsible for a breach of this Section 4.9 by its Information Recipients.

(f)                                   Violation.  The Asset Representations Reviewer agrees that a violation of this Agreement may cause irreparable injury to the Issuer and the Servicer and the Issuer and the Servicer may seek injunctive relief in addition to legal remedies.  If an action is initiated by the Issuer or the Servicer to enforce this Section 4.9, the prevailing party will be entitled to reimbursement of costs and expenses, including reasonable attorney’s fees, incurred by it for the enforcement.

Section 4.10.                          Personally Identifiable Information.

(a)                                 Definitions.  “Personally Identifiable Information” or “PII” means information in any format about an identifiable individual, including, name, address, phone number, e-mail address, account number(s), identification number(s), any other actual or assigned attribute associated with or identifiable to an individual and any information that when used separately or in combination with other information could identify an individual.  “Issuer PII” means PII furnished by the Issuer, the Servicer or their Affiliates to the Asset Representations Reviewer and PII developed or otherwise collected or acquired by the Asset Representations Reviewer in performing its obligations under this Agreement.

(b)                                 Use of Issuer PII.  The Issuer does not grant the Asset Representations Reviewer any rights to Issuer PII except as provided in this Agreement.  The Asset Representations Reviewer will use Issuer PII only to perform its obligations under this Agreement or as specifically directed in writing by the Issuer and will only reproduce Issuer PII to the extent necessary for these purposes.  The Asset Representations Reviewer must comply with all laws applicable to PII, Issuer PII and the Asset Representations Reviewer’s business, including any legally required codes of conduct, including those relating to privacy, security and data protection.  The Asset Representations Reviewer will protect and secure Issuer PII.  The Asset Representations Reviewer will implement privacy or data protection policies and procedures that comply with applicable law and this Agreement.  The Asset Representations Reviewer will implement and maintain reasonable and appropriate practices, procedures and systems, including administrative, technical and physical safeguards to (i) protect the security, confidentiality and integrity of Issuer PII, (ii) ensure against anticipated threats or hazards to the security or integrity of Issuer PII, (iii) protect against unauthorized access to or use of Issuer PII and (iv) otherwise comply with its obligations under this Agreement.  These safeguards include a written data security plan, employee training, information access controls, restricted disclosures, systems protections (e.g., intrusion protection, data storage protection and data transmission protection) and physical security measures.

(c)                                  Additional Limitations.  In addition to the use and protection requirements described in Section 4.10(b), the Asset Representations Reviewer’s disclosure of Issuer PII is also subject to the following requirements:

(i)                                     The Asset Representations Reviewer will not disclose Issuer PII to its personnel or allow its personnel access to Issuer PII except (A) for the Asset Representations Reviewer personnel who require Issuer PII to perform a Review, (B) with the prior consent of the Issuer or (C) as required by applicable law.  When permitted, the disclosure of or access to Issuer PII will be limited to the specific information necessary for the individual to complete the assigned task.  The Asset Representations Reviewer will inform personnel with access to Issuer PII of the confidentiality requirements in this Agreement and train its personnel with access to Issuer PII on the proper use and protection of Issuer PII.

(ii)                                  The Asset Representations Reviewer will not sell, disclose, provide or exchange Issuer PII with or to any third party without the prior consent of the Issuer.

(d)                                 Notice of Breach.  The Asset Representations Reviewer will notify the Issuer promptly in the event of an actual or reasonably suspected security breach, unauthorized access, misappropriation or other compromise of the security, confidentiality or integrity of Issuer PII and, where applicable, immediately take action to prevent any further breach.

(e)                                  Return or Disposal of Issuer PII.  Except where return or disposal is prohibited by applicable law, promptly on the earlier of the completion of the Review or the request of the Issuer, all Issuer PII in any medium in the Asset Representations Reviewer’s possession or under its control will be (i) destroyed in a manner that prevents its recovery or restoration or (ii) if so directed by the Issuer, returned to the Issuer without the Asset Representations Reviewer retaining any actual or recoverable copies, in both cases, without charge to the Issuer.  Where the Asset Representations Reviewer retains Issuer PII, the Asset Representations Reviewer will limit the Asset Representations Reviewer’s further use or disclosure of Issuer PII to that required by applicable law.

(f)                                   Compliance; Modification.  The Asset Representations Reviewer will cooperate with and provide information to the Issuer regarding the Asset Representations Reviewer’s compliance with this Section 4.10.  The Asset Representations Reviewer and the Issuer agree to modify this Section 4.10 as necessary from time to time for either party to comply with applicable law.

(g)                                  Audit of Asset Representations Reviewer.  The Asset Representations Reviewer will permit the Issuer and its authorized representatives to audit the Asset Representations Reviewer’s compliance with this Section 4.10 during the Asset Representations Reviewer’s normal business hours on reasonable advance notice to the Asset Representations Reviewer, and not more than once during any year unless circumstances necessitate additional audits.  The Issuer agrees to make reasonable efforts to schedule any audit described in this Section 4.10 with the inspections described in Section 4.7.  The Asset Representations Reviewer will also permit the Issuer during normal business hours on reasonable advance written notice to audit any service providers used by the Asset Representations Reviewer to fulfill the Asset Representations Reviewer’s obligations under this Agreement.

(h)                                 Affiliates and Third Parties.  If the Asset Representations Reviewer processes the PII of the Issuer’s Affiliates or a third party when performing a Review, and if such Affiliate or third party is identified to the Asset Representations Reviewer, such Affiliate or third party is an intended third-party beneficiary of this Section 4.10, and this Agreement is intended to benefit the Affiliate or third party.  The Affiliate or third party will be entitled to enforce the PII related terms of this Section 4.10 against the Asset Representations Reviewer as if each were a signatory to this Agreement.

ARTICLE V
RESIGNATION AND REMOVAL;
SUCCESSOR ASSET REPRESENTATIONS REVIEWER

Section 5.1.                                 Eligibility Requirements for Asset Representations Reviewer.  The Asset Representations Reviewer must be a Person who (a) is not Affiliated with the Sponsor, the Depositor, the Servicer, the Indenture Trustee, the Trustee or any of their Affiliates and (b) was not, and is not Affiliated with a Person that was, engaged by the Sponsor or any Underwriter to perform any due diligence on the Receivables prior to the Closing Date.

Section 5.2.                                 Resignation and Removal of Asset Representations Reviewer.

(a)                                 No Resignation of Asset Representations Reviewer.  The Asset Representations Reviewer will not resign as Asset Representations Reviewer unless it determines it is legally unable to perform its obligations under this Agreement and there is no reasonable action that it could take to make the performance of its obligations under this Agreement permitted under applicable law.  The Asset Representations Reviewer will deliver a notice of its resignation to the Issuer and the Servicer, together with an Opinion of Counsel supporting its determination.

(b)                                 Removal of Asset Representations Reviewer.  If any of the following events occur, the Issuer, by notice to the Asset Representations Reviewer, may remove the Asset Representations Reviewer and terminate its rights and obligations under this Agreement:

(i)                                     the Asset Representations Reviewer no longer meets the eligibility requirements in Section 5.1;

(ii)                                  the Asset Representations Reviewer breaches of any of its representations, warranties, covenants or obligations in this Agreement; or

(iii)                               an Insolvency Event of the Asset Representations Reviewer occurs.

(c)                                  Notice of Resignation or Removal.  The Issuer will notify the Servicer, the Trustee and the Indenture Trustee of any resignation or removal of the Asset Representations Reviewer.

(d)                                 Continue to Perform After Resignation or Removal.  No resignation or removal of the Asset Representations Reviewer will be effective, and the Asset Representations Reviewer will continue to perform its obligations under this Agreement, until a successor Asset Representations Reviewer has accepted its engagement according to Section 5.3(b).

Section 5.3.                                 Successor Asset Representations Reviewer .

(a)                                 Engagement of Successor Asset Representations Reviewer.  Following the resignation or removal of the Asset Representations Reviewer, the Issuer will engage a successor Asset Representations Reviewer who meets the eligibility requirements of Section 5.1.

(b)                                 Effectiveness of Resignation or Removal.  No resignation or removal of the Asset Representations Reviewer will be effective until the successor Asset Representations Reviewer has executed and delivered to the Issuer and the Servicer an agreement accepting its engagement and agreeing to perform the obligations of the Asset Representations Reviewer under this Agreement or entering into a new agreement with the Issuer on substantially the same terms as this Agreement.

(c)                                  Transition and Expenses.  If the Asset Representations Reviewer resigns or is removed, the Asset Representations Reviewer will cooperate with the Issuer and take all actions reasonably requested to assist the Issuer in making an orderly transition of the Asset Representations Reviewer’s rights and obligations under this Agreement to the successor Asset Representations Reviewer.  The Asset Representations Reviewer will pay the reasonable expenses of transitioning the Asset Representations Reviewer’s obligations under this Agreement and preparing the successor Asset Representations Reviewer to take on the obligations on receipt of an invoice with reasonable detail of the expenses from the Issuer or the successor Asset Representations Reviewer.

Section 5.4.                                 Merger, Consolidation or Succession.  Any Person (a) into which the Asset Representations Reviewer is merged or consolidated, (b) resulting from any merger or consolidation to which the Asset Representations Reviewer is a party or (c) succeeding to the business of the Asset Representations Reviewer, if that Person meets the eligibility requirements in Section 5.1, will be the successor to the Asset Representations Reviewer under this Agreement.  Such Person will execute and deliver to the Issuer and the Servicer an agreement to assume the Asset Representations Reviewer’s obligations under this Agreement (unless the assumption happens by operation of law).

ARTICLE VI
OTHER AGREEMENTS

Section 6.1.                                 Independence of Asset Representations Reviewer.  The Asset Representations Reviewer will be an independent contractor and will not be subject to the supervision of the Issuer or the Trustee for the manner in which it accomplishes the performance of its obligations under this Agreement.  Unless authorized by the Issuer or the Trustee, respectively, the Asset Representations Reviewer will have no authority to act for or represent the Issuer or the Trustee and will not be considered an agent of the Issuer or the Trustee.  Nothing in this Agreement will make the Asset Representations Reviewer and either of the Issuer or the Trustee members of any partnership, joint venture or other separate entity or impose any liability as such on any of them.

Section 6.2.                                 No Petition.  Each of the parties, by entering into this Agreement, agrees that, before the date that is one year and one day (or, if longer, any applicable preference period) after payment in full of (a) all securities issued by the Depositor or by a trust for which the Depositor was a depositor or (b) the Notes, it will not start or pursue against, or join any other Person in starting or pursuing against (i) the Depositor or (ii) the Issuer, respectively, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy or similar law.  This Section 6.2 will survive the termination of this Agreement.

Section 6.3.                                 Limitation of Liability of Trustee .  This Agreement has been signed on behalf of the Issuer by                          not in its individual capacity but solely in its capacity as Trustee of the Issuer.  In no event will                             in its individual capacity or a beneficial owner of the Issuer be liable for the Issuer’s obligations under this Agreement.  For all purposes under this Agreement, the Trustee will be subject to, and entitled to the benefits of, the Trust Agreement.

Section 6.4.                                 Termination of Agreement.  This Agreement will terminate, except for the obligations under Section 4.6, on the earlier of (a) the payment in full of all outstanding Notes and the satisfaction and discharge of the Indenture and (b) the date the Issuer is terminated under the Trust Agreement.

ARTICLE VII
MISCELLANEOUS PROVISIONS

Section 7.1.                                 Amendments.

(a)                                 The parties may amend this Agreement:

(i)                                     to clarify an ambiguity, correct an error or correct or supplement any term of this Agreement that may be defective or inconsistent with the other terms of this Agreement or to provide for, or facilitate the acceptance of this Agreement by, a successor Asset Representations Reviewer, in each case without the consent of the Noteholders or any other Person;

(ii)                                  to add, change or eliminate terms of this Agreement, in each case without the consent of the Noteholders or any other Person, if (A) the Administrator delivers an Officer’s Certificate to the Issuer, the Trustee and the Indenture Trustee stating that the amendment will not have a material adverse effect on the Noteholders or (B) the Rating Agency Condition is satisfied; or

(iii)                               to add, change or eliminate terms of this Agreement for which an Officer’s Certificate is not or cannot be delivered, or the Rating Agency Condition has not been satisfied, under Section 7.1(a)(ii), with the consent of the Noteholders of a majority of the Outstanding Amount of the Notes.

(b)                                 Notice of Amendments.  The Administrator will notify the Rating Agencies in advance of any amendment.  Promptly after the execution of an amendment, the Administrator will deliver a copy of the amendment to the Rating Agencies.

Section 7.2.                                 Assignment; Benefit of Agreement; Third Party Beneficiaries.

(a)                                 Assignment.  Except as stated in Section 5.4, this Agreement may not be assigned by the Asset Representations Reviewer without the consent of the Issuer and the Servicer.

(b)                                 Benefit of Agreement; Third-Party Beneficiaries.  This Agreement is for the benefit of and will be binding on the parties and their permitted successors and assigns.  The Trustee and the Indenture Trustee, for the benefit of the Noteholders, will be third-party beneficiaries of this Agreement entitled to enforce this Agreement against the Asset Representations Reviewer and the Servicer.  No other Person will have any right or obligation under this Agreement.

Section 7.3.                                 Notices.

(a)                                 Delivery of Notices.  All notices, requests, demands, consents, waivers or other communications to or from the parties must be in writing and will be considered given:

(i)                                     on delivery or, for a letter mailed by registered first class mail, postage prepaid, three days after deposit in the mail;

(ii)                                  for a fax, when receipt is confirmed by telephone, reply email or reply fax from the recipient;

(iii)                               for an email, when receipt is confirmed by telephone or reply email from the recipient; and

(iv)                              for an electronic posting to a password-protected website to which the recipient has access, on delivery (without the requirement of confirmation of receipt) of an email to that recipient stating that the electronic posting has occurred.

(b)                                 Notice Addresses.  Any notice, request, demand, consent, waiver or other communication will be delivered or addressed as stated in Section 10.3 of the Sale and Servicing Agreement or at another address as a party may designate by notice to the other parties.

Section 7.4.                                 GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK.

Section 7.5.                                 Submission to Jurisdiction.  Each party submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for legal proceedings relating to this Agreement.  Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or in the future have to the venue of a proceeding brought in such a court and any claim that the proceeding has been brought in an inconvenient forum.

Section 7.6.                                 WAIVER OF JURY TRIAL.  EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN LEGAL PROCEEDING RELATING TO THIS AGREEMENT.

Section 7.7.                                 No Waiver; Remedies.  No party’s failure or delay in exercising a power, right or remedy under this Agreement will operate as a waiver.  No single or partial exercise of a power, right or remedy will preclude any other or further exercise of the power, right or remedy or the exercise of any other power, right or remedy.  The powers, rights and remedies under this Agreement are in addition to any powers, rights and remedies under law.

Section 7.8.                                 Severability.  If a part of this Agreement is held invalid, illegal or unenforceable, then it will be deemed severable from the remaining Agreement and will not affect the validity, legality or enforceability of the remaining Agreement.

Section 7.9.                                 Headings.  The headings in this Agreement are included for convenience and will not affect the meaning or interpretation of this Agreement.

Section 7.10.                          Counterparts.  This Agreement may be executed in multiple counterparts. Each counterpart will be an original and all counterparts will together be one document.

[Signature page follows]

EXECUTED BY:

CNH EQUIPMENT TRUST 20 - ,
as Issuer

By:	, not in its individual capacity,
but solely as Trustee

By:
Name:
Title:

NEW HOLLAND CREDIT COMPANY, LLC,
as Servicer

By:
Name:
Title:

,
as Asset Representations Reviewer

By:
Name:
Title:

[Signature Page to Asset Representations Review Agreement]

Schedule A

Representations and Warranties, Review Materials and Tests

Representations and Warranty	Review Materials	Tests